UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2019

EIDOS THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38533	46-3733671
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eidos Therapeutics, Inc.

101 Montgomery Street, Suite 2550

San Francisco, CA 94104

(Address of principal executive offices, including zip code)

(415) 887-1471

(Telephone number, including area code, of agent for service)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	EIDX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On November 13, 2019, Eidos Therapeutics, Inc. (the “Company”), as borrower, and Silicon Valley Bank (the “Bank”) and Hercules Capital, Inc. (“Hercules” and together with Bank, the “Lenders”), entered into a Loan and Security Agreement (the “Loan Agreement”). Under the Loan Agreement, the Lenders will loan to the Company up to $55,000,000 (the “Term Loan”).

The maturity date for the Term Loan is October 2, 2023 (the “Maturity Date”). The interest rate for the Term Loan is a floating per annum rate equal to greater of (a) 8.5% and (b) 3.25% above the Wall Street Journal Prime Rate. The Loan Agreement requires the Company to make monthly interest only payments until November 1, 2021 and this interest only period may be extended to May 2, 2022 upon meeting a clinical data milestone by September 30, 2021.

The Company’s final payment on the Term Loan, due on the Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan, plus a final payment (the “Final Payment”) equal to the original aggregate principal amount of the Term Loan multiplied by 5.95%. Once repaid, amounts borrowed under the Term Loan may not be reborrowed. The Company may prepay the Term Loan, subject to paying the Prepayment Fee (described hereafter) and the Final Payment. The “Prepayment Fee” is equal to 2.5% of the principal amount of the Term Loan prepaid if the prepayment occurs on or prior to the one (1) year anniversary of the effective date for the Term Loan, 1% of the principal amount of the Term Loan prepaid if the prepayment occurs after such one (1) year anniversary through and including the two (2) year anniversary of the effective date for the Term Loan, and 0.75% of the principal amount of the Term Loan prepaid if the prepayment occurs after the two (2) year but prior to the three (3) year anniversary of the effective date for the Term Loan, and 0% thereafter.

The Loan Agreement requires the Company to pay an aggregate non-refundable commitment fee of $275,000 and reimburse certain Lenders’ expenses.

The Loan Agreement also requires the Company to make and maintain certain financial covenants, representations and warranties and other agreements that are customary in loan agreements of this type. The Loan Agreement also contains customary events of default, including non-payment of principal or interest, violations of covenants, bankruptcy and material judgments. The Company’s obligations to the Lenders are secured by substantially all of the Company’s assets, excluding intellectual property.

The Company intends to use any proceeds from the Term Loan for general corporate purposes.

The foregoing description of the Term Loan is only a summary and is qualified in its entirety by reference to the Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01. Other Events.

On November 16, 2019, the Company issued a press release titled, “BridgeBio and Eidos Present Data from Phase 2 Open Label Extension Suggesting Long-term Tolerability of AG10 and Stabilization of Transthyretin Amyloid Cardiomyopathy Disease Measures” (the “Press Release”). A copy of the Press Release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1†	Loan and Security Agreement dated November 13, 2019 between Eidos Therapeutics, Inc., as borrower, Silicon Valley Bank and Hercules Capital, Inc., together as lenders.

99.1	Press release dated November 16, 2019.

†	Portions of this exhibit have been omitted as confidential information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2019	EIDOS THERAPEUTICS, INC.

	By:	/s/ Christine Siu
Christine Siu
Chief Financial Officer